                                                                    Exhibit 12.1


                                  EXHIBIT 12.1

                                 ALLERGAN, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in millions, except for ratios)

                                   (Unaudited)


                                                                                                                      NINE
                                                                                                                     MONTHS
                                                                        YEAR ENDED DECEMBER 31,                       ENDED
                                                    -----------------------------------------------------------   SEPTEMBER 27,
                                                      1997          1998           1999       2000       2001         2002
                                                    --------      --------       --------   --------   --------   -------------
Earnings/(loss) from continuing operations before
income taxes, minority interest and cumulative
effect of change in accounting principle ........   $   86.6      $  (71.3)      $  211.2   $  235.6   $  260.3     $    0.3
Add interest expense ............................        5.8          10.3            8.6       16.2       18.1         12.8
Add interest on rental expense ..................        3.9           4.3            3.1        5.2        6.2          4.7(c)
                                                    --------      --------       --------   --------   --------     --------

   Earnings (loss) ..............................   $   96.3      $  (56.7)      $  222.9   $  257.0   $  284.6     $   17.8
                                                    --------      --------       --------   --------   --------     --------

Interest expense ................................        5.8          10.3            8.6       16.2       18.1         12.8
Add interest on rental expense ..................        3.9           4.3            3.1        5.2        6.2          4.7(c)
                                                    --------      --------       --------   --------   --------     --------

   Fixed charges ................................        9.7(a)       14.6(a)        11.7       21.4       24.3     $   17.5
                                                    --------      --------       --------   --------   --------     --------

   Ratio of earnings to fixed charges ...........       9.9x        n/a(b)          19.1x      12.0x      11.7x         1.0x
                                                    --------      --------       --------   --------   --------     --------


(a) Fixed charges for 1997 and 1998 include rental expense determined by an allocation of actual rental expense between continuing operations and discontinued operations.

(b) In 1998, earnings were not sufficient to cover fixed charges by $56.7 million

(c) Amount estimated based on 2001 actual interest on rent expense